[LETTERHEAD OF KRUSE, LANDA & MAYCOCK, L.L.C.]


                                    [DRAFT]
                                 June    , 1996
                                      ---


Surgical Technologies, Inc.
2801 South Decker Lake Lane
Salt Lake City, Utah 84109

     Re:  Recapitalization

Gentlemen:

     We have acted as counsel to Surgical Technologies, Inc., a Utah corporation ("Surgical"), in connection with the proposed merger (the "Merger") of 4Health, Inc., a California corporation ("4Health"), with and into Surgical and the exchange (the "Recapitalization") by the Surgical shareholders of shares of outstanding common stock of Surgical, par value $0.01 per share (the "Surgical Stock"), for shares of common stock of the surviving corporation (the "New Common Stock") and warrants (the "Warrants") to purchase New Common Stock at $11.00 per share, all pursuant to the terms of the Agreement and Plan of Merger dated April 10, 1996, as amended June 4, 1996 (the "Merger Agreement"), and as described in the registration statement on Form S-4 filed with the Securities and Exchange Commission (the "Registration Statement"). This opinion is being rendered pursuant to your request. Capitalized terms used herein and not defined have the meanings set forth in the Registration Statement.

     In our capacity as counsel to Surgical, we have examined and are familiar with executed copies of the Merger Agreement and the Schedules thereto; the Registration Statement, as amended as of the date hereof; and such other documents as we have deemed necessary or appropriate in order to enable us to render the opinion below. We have also made such other investigations as we have deemed necessary in connection with the opinions hereinafter set forth.

     We have further assumed that the Merger Agreement accurately describes and contains the mutual understanding of the parties and that there are no oral or written statements or agreements that modify, amend, or vary, or purport to modify, amend, or vary, any of the term of the Merger Agreement.

     In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service and such other authorities as we have considered relevant.

     Based on the foregoing, and subject to the limitations and qualifications hereinafter made, it is our opinion that the Recapitalization will, under current law, constitute a tax-free reorganization for federal income tax purposes under section 368(a)(1)(E) of the Code and Surgical will be a "party to the reorganization," within the meaning of section 368(b) of the Code, with respect to the Recapitalization. As a tax-free reorganization, the Recapitalization will have the following federal income tax consequences to Surgical and its shareholders:

     (1) No gain or loss will be recognized by Surgical as a result of the Recapitalization.

     (2) Assuming the fair market value of the Warrants is zero, no gain or loss will be recognized for federal income tax purposes by the holders of the Surgical Stock on receipt by them pursuant to the Recapitalization of New Common Stock and Warrants in exchange for their Surgical Stock.

     (3) The basis of the New Common Stock received by the holders of the Surgical Stock in exchange for their Surgical Stock pursuant to the Recapitalization will, in the aggregate, be the same as the aggregate basis for the Surgical Stock surrendered in exchange therefor, reduced by the fair market value, if any, of the Warrants received by such stockholder and increased by the amount of any gain recognized by such stockholder on the exchange.

     (4) The holding period for federal income tax purposes of the New Common Stock received by the holders of the Surgical Stock in exchange for their Surgical Stock pursuant to the Recapitalization will include the period during which the Surgical Stock exchanged therefor was held, assuming that the Surgical Stock was held as a capital asset.

     (5) A holder of Surgical Stock who receives cash in lieu of a fractional share of New Common Stock and fractional Warrant will be treated as having received such fractional share of New Common Stock and Warrant and having sold it to Surgical. The holder of Surgical Stock will generally recognize capital gain or loss equal to the difference between the cash received and the basis in the Surgical Stock surrendered.

     Except as set forth above, we express no opinion as to the tax consequences to any party, whether federal, state, local or foreign, of the Merger, the Recapitalization or any other transactions related to the Merger, the Recapitalization or contemplated by the Merger Agreement. In addition, we expressly decline to opine as to the fair market value, if any, of the Warrants.

     This opinion is limited by and subject to the following:

     (a) The foregoing opinions are as of the date hereof, and we expressly disclaim any undertaking or obligation to advise you of any changes which may occur or be brought to our attention subsequent to such date. In addition, we assume no obligation to revise or supplement this opinion should the present laws be changed by legislative action, judicial decision, or otherwise.

     (b) With respect to questions of fact material to the opinions expressed above, we have relied, without independent investigation, on the representations and warranties of Surgical, on certificates of officers and directors of Surgical, and on certificates or other advice of public officials. In doing so, we have assumed (i) the correctness of the facts set forth therein; (ii) the genuineness of signatures, the authenticity of documents purporting to be originals, and the conformity to originals of all documents purporting to be copies; (iii) the due authorization, execution, and delivery by all parties to the Merger Agreement other than Surgical and the enforceability of the Merger Agreement against such parties in accordance with their terms; and (iv) that the corporate minute books, stockholder records, and other similar information furnished to us are true, correct, and complete.

     (c) This opinion shall not constitute a representation, express or implied, that we have made any independent investigation as to the accuracy or completeness of any representation, warranty, or other information made or furnished by any party to the Merger Agreement, and we assume in rendering the opinions set forth above that such information does not contain any untrue statement of a material fact or omit a fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading.

     (d) We expressly decline to opine, and nothing herein shall be construed as an opinion, on the adequacy or accuracy of the disclosure in the Registration Statement, including the financial statements and exhibits thereto, or whether the Registration complies as to form or content with the requirements of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

     This opinion is rendered to you for use solely in connection with the Merger and solely for your benefit in connection therewith and may not be used or relied upon for any other purpose and may not be circulated, quoted or otherwise referred to for any other purpose without our express written consent.

                                   Very truly yours,

                                   [DRAFT]

                                   KRUSE, LANDA & MAYCOCK, L.L.C.

KL&M/RCT:pjc